Exhibit 99.1

EVCI Career Colleges Holding Corp. Announces Intention to Voluntarily Delist and Deregister Stock

YONKERS, NY-- (MARKET WIRE) - March 6, 2008 -- EVCI Career Colleges Holding Corp. (NasdaqCM: EVCI) today announced that it intends to voluntarily delist its common stock from the Nasdaq Capital Market on or about March 28, 2008. Upon delisting, trading in EVCI’s common stock on the Nasdaq Capital Market will immediately be suspended.

Simultaneously with delisting, EVCI will file a Form 15 with the Securities and Exchange Commission (the “SEC”) to voluntarily deregister its common stock under the Securities Exchange Act of 1934, as amended. Upon the filing of the Form 15, EVCI’s obligations to file certain reports with the SEC, including Forms 10-K, 10-Q and 8-K, will immediately be suspended. EVCI expects that the deregistration of its common stock will become effective 90 days after the date the Form 15 is filed with the SEC. EVCI is eligible to deregister its stock because it has fewer than 300 stockholders of record.

EVCI intends to try to comply with rules permitting its common stock to be quoted on the Pink Sheets. These rules require at least one market marker to quote EVCI’s common stock after complying with certain filing and disclosure rules or by complying with the unsolicited customer order rule. However, there is no assurance either EVCI or a market maker will comply with those rules. More information about the Pink Sheets can be obtained from its website at http://www.pinksheets.com.

EVCI believes that the monetary cost and administrative burdens associated with being a Nasdaq listed and fully reporting public company are substantial disadvantages to EVCI and its stockholders that outweigh the benefits of such status. EVCI’s public company status has been very costly for EVCI due to increases in compliance costs and other burdens affecting public companies, generally, particularly with respect to Sarbanes Oxley, and due to specific issues affecting EVCI’s business and its compliance with Nasdaq rules. EVCI believes its stockholders will be better served if EVCI’s management spends more of its time and EVCI’s financial resources on EVCI’s business without the substantial cost and distractions associated with having to comply with Nasdaq rules and SEC reporting regulations.

As previously announced, EVCI has received notices from Nasdaq that it fails to comply with requirements for continued listing:

•
On January 8, 2008, EVCI was notified that it is not in compliance with Nasdaq Marketplace Rules 4310(c)(4) and 4310(c)(8)(D) because the closing bid price per share of its common stock was below $1.00 per share for 30 consecutive trading days.

•	On February 5, 2008, EVCI was notified that is not in compliance with Nasdaq Marketplace Rule 4350(d) because EVCI’s audit committee only has two of three required independent directors.

•
On February 15, 2008, EVCI was notified that, for 30 consecutive trading days, EVCI’s common stock did not maintain a minimum market value of publicly held shares of $1,000,000 as required by Marketplace Rule 4310(c)(8)(B).

About EVCI Career Colleges Holding Corp.

EVCI is the holding company for two operating colleges, Technical Career Institutes and the Pennsylvania School of Business.

Founded in 1909, TCI offers two-year associate degree and certificate programs. With an emphasis on technology, TCI offers programs within three major divisions: business and new media technologies, engineering and information technologies and facilities technologies. TCI's main campus is on 31st Street in New York City, diagonally across from Penn Station, and is supported by a nearby annex facility. EVCI acquired TCI in September 2005.

PSB offers two Associate in Specialized Business Degree programs, one allied health diploma program and four information technology diploma programs. PSB is seeking authorization to offer two diploma programs, one to become a medical assistant and the other in culinary arts. PSB is located in Allentown, Pennsylvania. EVCI acquired PSB in January 2005.

Forward-looking statements

This news release includes “forward-looking statements,” with respect to EVCI’s intention to voluntarily delist and deregister its common stock and, thereafter, to try to comply with rules permitting its common stock to be quoted in the Pink Sheets. These and any other forward-looking statements represent EVCI’s expectations or beliefs concerning future events that involve risks and uncertainties, including with respect to whether the SEC will deny EVCI’s application to deregister its common stock and, if it does, whether EVCI will be able to file all reports, that it did not file during the suspension of its reporting obligations, within the 60 days required by the SEC; whether one or more brokers will quote EVCI’s common stock in the Pink Sheets; even if quoted in the Pink Sheets, whether there will be significantly less liquidity and more price volatility in the Pink Sheets as compared to the Nasdaq Capital Market and whether EVCI’s stockholders will be better served by a delisting and deregistration of its common stock. All statements other than statements of historical facts included in this news release are forward-looking statements. Although EVCI believes that the expectations or beliefs reflected in such forward-looking statements are reasonable, it can give no assurance that they will prove to have been correct. Important factors that could cause what actually occurs to differ materially from EVCI’s expectations or beliefs (“Cautionary Statements”) are disclosed in EVCI’s Form 10-K, including Amendments No. 1 and No. 2, for the year ended December 31, 2006 and its Forms 10-Q filed in 2007. All subsequent written and oral forward-looking statements attributable to EVCI or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, EVCI undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this news release.

Contact:
Joseph D. Alperin, General Counsel
and Vice President for Corporate Affairs
EVCI Career Colleges Holding Corp.
914.623.0700